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                                                                     EXHIBIT 4.1


January 18, 2002

Sterling Pulp Chemicals, Ltd.
302 The East Mall, Suite 200
Toronto, Ontario
M9B 6C7

         RE:      FINANCING AGREEMENT-THIRD AMENDING AGREEMENT

         Reference is made to the financing agreement dated as of July 11, 2001, as amended by letter agreements dated July 26, 2001 and September 14, 2001 (collectively, the "FINANCING AGREEMENT") between Sterling Pulp Chemicals, Ltd. (the "BORROWER"), CIT Business Credit Canada Inc. (the "AGENT") as agent and lender and the other Lenders party thereto. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Financing Agreement.

         The Agent and the Lenders hereby wish to confirm our understanding that the Financing Agreement is amended as follows:

1.       DEFINITION OF "BOWATER PROJECT"

         The definition of "Bowater Project" is hereby deleted in its entirety and replaced with the following:

         "BOWATER PROJECT means the lease and related agreements to be entered into by the Company with Bowater pursuant to which the Company will lease from Bowater the facility for a merchant sodium chlorite plant to be located at Bowater's Thunder Bay, Ontario, pulp mill."

2.       DEFINITION OF "LEASES"

         The definition of "Leases" is hereby deleted in its entirety and replaced with the following:

         "LEASES means the leases, subleases, rights to occupy and licences of real property or buildings and fixtures to which the Company is a party as listed on Schedule 3."

3.       DEFINITION OF "LETTER OF CREDIT SUB-LINE"

         The definition of "Letter of Credit Sub-Line" is hereby deleted in its entirety and replaced with the following:

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         "LETTER OF CREDIT SUB-LINE shall mean the commitment of the Lenders to assist the Company in obtaining Letters of Credit, pursuant to Section 5 hereof, in an aggregate amount not to exceed $10,000,000."

4.       DEFINITION OF "OWNED PROPERTIES"

         The definition of "Owed Properties" is hereby deleted in its entirety and replaced with the following:

         "OWNED PROPERTIES means, collectively, the land and premises owned by the Company as listed on Schedule 4."

5.       DEFINITION OF "SURPLUS CASH"

         The definition of "Surplus Cash" is hereby deleted in its entirety and replaced with the following:

         "SURPLUS CASH shall mean for any Fiscal Year (a) the sum of (i) EBITDA and (ii) other non-cash charges of the Company (excluding depreciation and amortization to the extent already included in EBITDA) less (b) the sum of (i) all interest obligations paid or due by the Company, (ii) the amount of principal repaid to the Lenders on the Term Loan, (iii) Capital Expenditures actually incurred, (iv) all federal, provincial, state and local cash taxes paid by the Company and (v) any dividends or management fees permitted by the Agent and the Lenders to be included in this definition of Surplus Cash."

6.       SECTION 4(5)

         Section 4(5) is hereby deleted in its entirety and replaced with the following:

         "(5) At any time prior to repayment in full of the Term Loan, in the event the Company has Surplus Cash in any Fiscal Year commencing with the Fiscal Year beginning on October 1, 2001, the Company must make a Mandatory Prepayment of the Term Loan by an amount equal to twenty-five percent (25%) of said Surplus Cash on or before the 90th day after the end of each Fiscal Year of the Company."

7.       SECTIONS 7(5)(b) AND (c)(i)

         Sections 7(5)(b) and (c)(i) are hereby deleted in their entirety and replaced with the following:


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         "(b)     Without limiting the generality of the foregoing, the Company agrees to maintain insurance (or cause to be maintained) on its Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Agent. All policies covering the Company's Real Estate, Equipment and Inventory are, subject to the rights of any holders of Permitted Liens holding claims senior to the Agent, to be made payable to the Agent, on behalf of the Lenders, in case of loss, under a standard non-contributory "MORTGAGEE", "LENDER" or "SECURED PARTY" clause and are to contain such other provisions as the Agent may require to fully protect the Agent's interest in the Company's Real Estate, Inventory and Equipment and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Agent, premium prepaid, with the loss payable endorsement in the Agent's favour, and shall provide for not less than thirty
                  (30) days prior written notice to the Agent of the exercise of any right of cancellation. At the Company's request, or if the Company fails to maintain such insurance, the Agent may arrange for such insurance, but at the Company's expense and without any responsibility on the Agent's part for: (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. Upon the occurrence of an Event of Default which is not waived in writing by the Required Lenders, the Agent shall, subject to the rights of any holders of Permitted Liens holding claims senior to the Agent, have the sole right and at its option, in the name of the Agent or the Company, to file claims under any such insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

         (c)

                  (i) In the event of any loss or damage by fire or other casualty, Insurance Proceeds relating to Inventory shall first reduce the Company's Revolving Loans, then the Term Loan. Upon the occurrence of a Default or Event of Default, such Insurance Proceeds may be applied to the Obligations in such order as the Agent may elect;"


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8.       SECTION 7(13)(b)

         Section 7(13)(b) is hereby deleted in its entirety and replaced with the following:

         "(b) not enter into or permit any subsidiary to enter into any Operating Lease if after giving effect thereto the aggregate obligations with respect to Operating Leases of the Company during any Fiscal Year would exceed $10,000,000;"

9.       SECTION 7(16)

         Section 7(16) is hereby deleted in its entirety and replaced with following:

         "(16) Except as otherwise specifically permitted by this Agreement, without the prior written consent of the Agent, the Company agrees that it will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property, with the Parent or any subsidiary or affiliate of either the Company or Parent, provided that, except as otherwise set forth in this Financing Agreement, the Company may enter into sale, service and other transactions in the ordinary course of its business and pursuant to the reasonable requirements of the Company, and upon standard terms and conditions and fair and reasonable terms, no less favourable to the Company than the Company could obtain in a comparable arm's length transaction with an unrelated third party, provided further that no Default or Event of Default exists or will occur hereunder prior to and after giving effect to any such transaction. Notwithstanding the foregoing, the Company is permitted to enter into the transactions and agreements described in Schedule 11."

10.      SECTION 7(17)

         The following Section 7(17) is hereby added to the Financing Agreement:

         "(17) The Company may from time to time supplement or amend (i) Schedules 1, 3, 4, 9 and 10 without the consent of the Agent and for no additional fee, and (ii) Schedules 2, 5, 6, 7, 8 and 11 only with the prior written consent of the Agent, and, at the discretion of the Agent, upon payment of a fee agreed to between the Agent and the Company. No such supplement or amendment to any such schedule shall be or be deemed to be a waiver of any Default or Event of Default arising as a result of the information disclosed in such supplement or amendment, except as otherwise consented to


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                  by the Agent. For the purpose of any requirement under this
                  Agreement or the other Loan Documents that the Company or one of its officers confirms, repeats or is deemed to have repeated, the accuracy of a representation and warranty which relies upon a schedule for disclosure of information as at any time after the date hereof, the schedule referred to in that representation and warranty shall be deemed to be a reference to the most recently amended or supplemented schedule."

11.      SECTION 10(1)(b)

         Section 10(1)(b) is hereby deleted in its entirety and replaced with the following:

         "(b) any of the Company, the Parent or any of the Parent's subsidiaries fails to pay the principal of, or premium or interest on, any of its Debt (excluding Debt under this Financing Agreement or under the Parent Credit Agreement) which is outstanding in an aggregate principal amount exceeding $2,000,000 in the case of the Company and U.S.$5,000,000 in the case of the Parent or any of its subsidiaries (or the equivalent amount in any other currency) when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to the Debt or any other event occurs or condition exists and continues after the applicable grace period, if any, specified in any agreement or instrument relating to any such Debt, if its effect is to accelerate, or permit the acceleration of the Debt; or any such Debt shall be declared to be due and payable prior to its stated maturity; provided, however, that this Event of Default (b) shall not apply with respect to the Parent and any of its subsidiaries in respect of any obligations of the Parent or such subsidiaries incurred prior to the Filing Date (as defined in the Parent Credit Agreement);"

12.      SCHEDULE 1

         Schedule 1 is hereby amended by adding the following address under "Collateral Locations":

         "302 The East Mall
         Suite 200
         Toronto, Ontario
         M9B 6C7"


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13.      SECTION 10(1)(o)

         Section 10(1)(o) is hereby deleted in its entirety.

         On and after the date hereof, each reference in the Financing Agreement to "this Financing Agreement" and each reference to the Financing Agreement in the Loan Documents and any and all other agreements, documents and instruments delivered by any of the Agent, the Lenders, the Borrower or any other Person shall mean and be a reference to the Financing Agreement as amended by this letter agreement. Except as specifically amended by this letter agreement, the Financing Agreement shall remain in full force and effect and is hereby ratified and confirmed.

         This letter agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

         This letter agreement shall constitute a Loan Document and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

         If the foregoing is in accordance with your understanding and agreement, please sign this letter agreement where indicated below.

                                         Yours truly,

                                         CIT BUSINESS CREDIT CANADA INC.

                                         Per:
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                                         Per:
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ACKNOWLEDGED AND AGREED THIS ________ DAY OF JANUARY 2002.


                                         STERLING PULP CHEMICALS, LTD.

                                         Per:
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                                         Per:
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